Exhibit 99.1

Pier 1 Imports, Inc. Announces Completion of Senior Convertible Notes Offering

    FORT WORTH, Texas--(BUSINESS WIRE)--Feb. 8, 2006--Pier 1 Imports, Inc. (NYSE:PIR) announced today that it has priced $150 million of convertible senior notes due 2036 in a private offering. In addition, the Company has granted the initial purchaser an option to purchase an additional $15 million aggregate principal amount of notes to cover over-allotments.
    The notes pay interest semiannually at a rate of 6.375% per year until February 15, 2011, and will pay interest at a rate of 6.125% per year thereafter. The notes will be convertible upon the occurrence of specified events into a combination of cash and the Company's common stock, at a conversion rate of 65.8328 shares of common stock per $1,000 principal amount of notes (representing a conversion price of approximately $15.19 per share). The notes are guaranteed by certain of the Company's subsidiaries. Upon conversion, the Company will pay cash equal to the lesser of the principal amount and the conversion value of such notes, based upon a specified observation period, and, if the conversion value exceeds the principal amount, shares of its common stock with a value equal to such excess.
    The notes will mature on February 15, 2036. In addition, the notes are redeemable at any time on or after February 15, 2011 at a price of 100% of the principal amount of notes to be redeemed plus accrued interest. Holders of the notes will have the option to require the Company to purchase the notes on February 15, 2011, 2016, 2021, 2026 and 2031, and in certain other circumstances, at a price equal to 100% of the principal amount of notes to be purchased plus accrued interest.
    In connection with the offering, the Company has entered into a convertible note hedge transaction with an affiliate of the initial purchaser of the notes to increase the effective conversion price to $17.09 per share. This transaction will reduce the potential dilution upon future conversion of the notes. In connection with the transaction, the counterparty has advised the Company that it or its affiliates has entered into simultaneously with pricing of the notes, and may enter into shortly after pricing, various derivative transactions with respect to the Company's common stock. In addition, following pricing of the notes, the counterparty or its affiliates may purchase or sell shares of the Company's common stock in secondary market transactions, or enter into or unwind various derivative transactions relating to the Company's common stock, in each case including during the observation period relating to any conversion of the notes.
    Closing of the sale of the notes is expected to be February 14, 2006. The Company intends to use a portion of the proceeds from the offering to pay the cost of the convertible note hedge transaction discussed above and intends to use the remainder to pay the expenses of the offering and for general corporate purposes.
    The notes and the common stock issuable upon exchange of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

    CONTACT: Pier 1 Imports, Inc.
             Cary Turner, 817-252-8400